Exhibit 99.1

XERIS BIOPHARMA REPORTS THIRD QUARTER 2026 FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

Total revenue increased 44% year-over-year to $107 million

Recorlev net revenue increased 93% year-over-year to more than $71 million

Raises full-year 2026 total revenue guidance to $395 million to $405 million

Raises 2030 total revenue outlook to more than $1 billion, up from approximately $750 million

Conference call and webcast today at 8:30 a.m. ET

CHICAGO — November 5, 2026 – Xeris Biopharma Holdings, Inc. (Nasdaq: XERS), a leading endocrine and rare disease biopharmaceutical company committed to helping people realize better lives through the development and commercialization of innovative medicines, today announced its financial results and business highlights for the third quarter ended September 30, 2026.

“As a biopharmaceutical leader in endocrine and rare diseases, our strong third quarter performance puts us on a new growth curve that is accelerating our Company’s near-term outlook, and we are now on a path to reach more than $1 billion in total revenue in 2030," said John Shannon, Chairman and Chief Executive Officer of Xeris. "This new trajectory reflects growth from the full enterprise. Net product revenue in the third quarter grew more than 43% year-over-year, led by Recorlev, where our expanded commercial team moved from build to yield and delivered record referrals and new patient starts. We now see Recorlev on a path to nearly $1 billion in annual net revenue three to four years sooner than previously expected.”

Shannon continued, “We also continued to advance XP-8121 following our comprehensive program overview in September. We remain on track to initiate Cornerstone, our pivotal Phase 3 study, by year-end. Given the strong momentum across Recorlev, Gvoke, and Keveyis, we are raising our full-year total revenue guidance to $395–$405 million.”

Third Quarter 2026 Highlights

	Three months ended September 30,		Change
	2026	2025	$	%
Product revenue (in thousands):
Recorlev	$71,540	$36,975	$34,565	93
Gvoke	21,706	25,151	(3,445)	(14)
Keveyis	13,021	11,937	1,084	9
Product revenue, net	106,267	74,063	32,204	43
Royalty, contract and other revenue	958	317	641	202
Total revenue	$107,225	$74,380	$32,845	44

Total revenue for the third quarter of 2026 was $107.2 million, an increase of 44% compared to the same period last year. The increase was primarily driven by increased patient demand for Recorlev. Gvoke delivered stronger-than-historical back-to-school prescription demand in the third quarter, which was offset by a one-time ($4 million) gross-to-net adjustment.

Gross margin improved to 88% in the third quarter of 2026, up from 85% in the same period last year. The improvement was primarily driven by a favorable product mix.

Research and development (R&D) expenses increased by $3.6 million, or 48%, in the third quarter of 2026 compared to the same period last year. The increase in R&D expenses primarily reflects spend to support XP-8121.

Selling, general and administrative (SG&A) expenses increased by $17.6 million, or 38%, in the third quarter of 2026 compared to the same period last year. This increase mainly reflects higher personnel-related expenses to support the commercial enterprise, including the Recorlev expansion.

Net income for the third quarter of 2026 was $11.3 million, compared to net income of $0.6 million in the same period last year.

Adjusted EBITDA1 for the third quarter of 2026 was $30.8 million, an improvement of $13.3 million compared to the same period last year.

Year-to-Date Highlights (As of September 30, 2026)

	Nine months ended September 30,		Change
	2026	2025	$	%
Product revenue (in thousands):
Recorlev	$178,088	$93,949	$84,139	90
Gvoke	65,055	69,463	(4,408)	(6)
Keveyis	36,582	34,849	1,733	5
Other product revenue	—	1,312	(1,312)	—
Product revenue, net	279,725	199,573	80,152	40
Royalty, contract and other revenue	2,727	6,465	(3,739)	(58)
Total revenue	$282,452	$206,038	$76,413	37

Total revenue was $282.5 million for the nine months ended September 30, 2026, an increase of 37% compared to the same period last year. The increase was primarily driven by increased patient demand for Recorlev.

Gross margin improved to 87%, up from 84% in the same period last year. The improvement was primarily driven by favorable product mix.

Research and development (R&D) expenses increased $7.2 million or 31% for the nine months ended September 30, 2026, compared to the same period last year. The increase in R&D expenses primarily reflects spend to support XP-8121.

Selling, general and administrative (SG&A) expenses increased $43.4 million or 32% for the nine months ended September 30, 2026, compared to the same period last year. This increase mainly reflects higher personnel-related expense to support the commercial enterprise, including the Recorlev expansion.

Net loss for the nine months ended September 30, 2026, was $17.6 million, compared to a net loss of $10.5 million in the same period last year. The loss was due to a one-time, non-cash charge of approximately $30.8 million in the second quarter of 2026, reflecting the increase in fair value as a result of entering into the 2028 Convertible Notes exchange agreements.

Adjusted EBITDA1 for the nine months ended September 30, 2026, was $65.1 million, an improvement of $30.8 million compared to the same period last year.

1 Adjusted EBITDA is a non-GAAP financial measure. See "Note Regarding Use of Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.

Total Shares Outstanding were 182,700,038 at October 30, 2026.

Key Business Highlights

•2028 Convertible Notes Fully Retired: On July 15, 2026, Xeris completed the retirement of all of its 8.00% Convertible Senior Notes due 2028 through a combination of cash and the issuance of shares of common stock, eliminating approximately $34 million of debt and approximately $3 million in annual interest expense. No 2028 Convertible Notes remain outstanding, and there were no charges related to the notes in the third quarter of 2026.

•XP-8121 Program Overview: On September 9, 2026, Xeris hosted a program overview detailing the comprehensive clinical development program for XP-8121, its investigational once-weekly subcutaneous levothyroxine for hypothyroidism. The pivotal Phase 3 Cornerstone study is designed to demonstrate that XP-8121 is therapeutically equivalent to daily oral levothyroxine and is expected to enroll 500 adults and adolescents with well-controlled hypothyroidism at more than 50 U.S. sites, randomized 1:1 for 54 weeks. The program also includes Capstone, a pediatric study; Touchstone, a study in patients with inconsistent thyroid control despite oral therapy; and a real-world evidence program. Xeris remains on track to initiate Cornerstone by year-end 2026, with topline data expected in late 2028 and potential approval and launch in 2030. A replay and accompanying materials are available under the “Events” section of the Xeris Investor Relations website.

•Third U.S. Patent Granted for XP-8121: On October 6, 2026, the United States Patent and Trademark Office (USPTO) granted Xeris U.S. Patent No. 12,751,937, entitled “Stable Levothyroxine Compositions In Aprotic Polar Solvents,” which is expected to expire on October 19, 2043. This is the third U.S. patent issued for XP-8121, the Company’s investigational drug product candidate for hypothyroidism.

•New Patent Issued Covering Keveyis: On October 13, 2026, the USPTO issued U.S. Patent No. 12,758,502 from U.S. Patent Application No. 17/151,405, entitled “Compositions and Methods of Use.” The claims cover the use of the Company’s KEVEYIS® (dichlorphenamide) product, and the patent is expected to provide intellectual property protection for Keveyis through at least 2043.

•Scientific Presentations: Xeris presented real-world data at the 2026 Breakthrough T1D Clinical & Research Congress on October 9, examining healthcare provider awareness of American Diabetes Association guidelines for prescribing ready-to-use glucagon versus actual prescribing practices. The presentation, titled “Ensuring Readiness: A Case For Proactive Glucagon Prescribing For Patients At Increased Risk of Severe Hypoglycemia,” highlighted the unmet clinical need and opportunity to increase adoption of ready-to-use glucagon products. At the 21st Annual Cardiometabolic Health Congress on October 15–16, Xeris presented a case study titled “Discontinuation of Antihypertensives and Insulin in a Patient with Difficult-to-Control Type 2 Diabetes and Hypertension After Treatment With Levoketoconazole,” demonstrating cortisol normalization accompanied by improvements in multiple cardiometabolic parameters.

•Menassie M. Taddese appointed to the Xeris Biopharma Board of Directors: Mr. Taddese joined the Xeris Board of Directors as an independent director, effective November 2, 2026. Mr. Taddese is an accomplished biopharmaceutical executive with nearly 30 years of global biopharmaceutical leadership experience, with a track record spanning commercial operations, corporate finance, business transformation and corporate governance.

Upcoming Events
•American Thyroid Association 95th Annual Meeting: Xeris will present, for the first time publicly, a TriNetX real-world evidence analysis at the ATA Annual Meeting, being held November 4–7, 2026, in Philadelphia, PA. The retrospective analysis evaluates the feasibility of identifying and longitudinally assessing a large population of patients treated with oral levothyroxine using linked treatment records and TSH laboratory data, establishing a foundation for future real-world evidence research. At the meeting, Xeris will also unveil details of its investigator-initiated research grant program for hypothyroidism.

•Jefferies London Healthcare Conference: Senior management will participate in 1x1 meetings and a fireside chat from November 16-19, 2026, in London. The fireside chat on Tuesday, November 17, will
1 Adjusted EBITDA is a non-GAAP financial measure. See "Note Regarding Use of Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.    3

be webcast live with access available via the "Events" section of Xeris' Investor Relations website. Please contact the sponsor to arrange meetings with management.

•Piper Sandler Healthcare Conference: Senior management will participate in 1x1 meetings and a fireside chat on December 1, 2026, in New York. The fireside chat on Tuesday, December 1, will be webcast live with access available via the "Events" section of Xeris' Investor Relations website. Please contact the sponsor to arrange meetings with management.

Conference Call and Webcast Details
Xeris will host a conference call and webcast at 8:30 a.m. Eastern Time today to discuss the Company's financial and operational results. Interested parties may pre-register for the call by following
https://events.q4inc.com/attendee/168342968. Attendees can also join via the “Events” section of the Xeris Investor Relations website.

The webcast, replay, and other information related to the event can be accessed on the investor website
https://xerispharma.com/investor-relations.

Note Regarding Use of Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with generally accepted accounting principles in the United States (GAAP) and also certain historical non-GAAP financial measures, namely Adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation and should be read in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP, and was not prepared under any comprehensive set of accounting rules or principles. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP, and the calculation of the non-GAAP financial measure included herein may differ from similarly titled measures used by other companies. The Company believes that the presentation of Adjusted EBITDA, when viewed in conjunction with actual GAAP results, provides investors with a more meaningful understanding of the Company's ongoing and projected operating performance, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The Company believes this non-GAAP financial measure helps indicate underlying trends in the Company’s business and is important in comparing current results with prior period results and understanding expected operating performance. Also, management uses this non-GAAP financial measure to establish budgets and operational goals, and to manage the Company’s business and evaluate its performance. In addition, management believes that Adjusted EBITDA is important in evaluating the administrative costs of operating the Company’s business.

Adjusted EBITDA is GAAP net income (loss) before income tax (benefit) expense, less interest and other income, plus depreciation and amortization, interest expense, share-based compensation and debt refinancing fees or extinguishment losses.

About Xeris
Xeris Biopharma Holdings, Inc. (Nasdaq: XERS) is a leading endocrine and rare disease biopharmaceutical company committed to helping people realize better lives through the development and commercialization of innovative medicines for serious diseases with significant unmet medical need. Xeris has three commercially available products: Recorlev®, a cortisol synthesis inhibitor for the treatment of endogenous Cushing’s syndrome; Gvoke®, a ready-to-use liquid glucagon for the treatment of severe hypoglycemia; and Keveyis®, a proven therapy for primary periodic paralysis. Xeris also has a pipeline of development programs led by XP-8121, a Phase 3-ready, once-weekly subcutaneous injection for the treatment of hypothyroidism, as well as multiple early-stage programs leveraging Xeris’ technology platforms, XeriSol® and XeriJect®, for Xeris and its partners.

Xeris Biopharma Holdings is headquartered in Chicago, IL. For more information, visit www.xerispharma.com, or follow us on X, LinkedIn, or Instagram.

Forward-Looking Statements
Any statements in this press release other than statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, statements about future expectations, plans, opportunities, and prospects for Xeris Biopharma Holdings, Inc., including statements regarding the
1 Adjusted EBITDA is a non-GAAP financial measure. See "Note Regarding Use of Non-GAAP Financial Measures" and the corresponding financial tables at the end of this press release for definitions and reconciliations of non-GAAP measures.
4

Company’s expected benefits from its commercial investments in Recorlev in the second half of 2026 and beyond; financial guidance for full-year 2026 and the Company’s 2030 outlook for total revenue and Recorlev net revenue, including the potential for revenue growth, the Company’s ability to generate net income, Recorlev’s growth potential, the ability to continue to deliver on all full-year financial targets, the term of intellectual property protection for Keveyis, including the expectation that the recently issued patent will provide intellectual property protection for Keveyis through at least 2043, and the expected term of the Company’s issued patents covering XP-8121; the Company’s intention to protect and strengthen the long-term value of its assets; the effectiveness of the Company’s strategic execution, the Company’s ability to continue on its current growth trajectory and continue to drive patient demand, advancing its strategic initiatives, its ability to create sustainable long-term value for shareholders, the ability to continue to demonstrate sustained momentum across the portfolio and the market and therapeutic and commercial potential of its products and product candidates, including its expectations regarding the timely execution of XP-8121's ongoing development leading into the start of its Phase 3 clinical trial and the expected timing of initiation of the XP-8121 Phase 3 Cornerstone clinical trial by year-end 2026, the expected timing of topline data and potential regulatory approval and launch of XP-8121, and the Company’s comprehensive clinical development plan and commercial opportunity for XP-8121, the potential utility of its formulation platforms, the advancement of its pipeline, and other statements containing the words "achieve," "anticipate," “will,” “would,” “continue,” “expect,” “should,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions and assessments made in light of Xeris’ experience and perception of historical trends, current conditions, business strategies, operating environment, future developments, geopolitical factors and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The various factors that could cause Xeris’ actual results (including revenue and sales in the near- and long-term), performance or achievements, industry results, market opportunity and developments to differ materially from those expressed in or implied by such forward-looking statements (including its 2026 guidance and 2030 outlook), include, but are not limited to, its financial position and need for financing, including to fund its product development programs or commercialization efforts, whether its products will achieve and maintain market acceptance in a competitive business environment, its reliance on third-party suppliers, including single-source suppliers, its reliance on third parties to conduct clinical trials, the ability of its product candidates to compete successfully with existing and new drugs, its and collaborators’ ability to protect its intellectual property and proprietary technology, the accuracy and completeness of its assumptions and its ability to accurately estimate future financial results and market opportunities, and general macroeconomic and geopolitical conditions, including the possibility of an economic downturn, political unrest, trade disputes, changes in U.S. governmental priorities and resources, announced or implemented tariffs or export controls and market volatility. No assurance can be given that such expectations will be realized and persons reading this communication are, therefore, cautioned not to place undue reliance on these forward-looking statements. Additional risks and information about potential impacts of financial, operational, economic, competitive, regulatory, governmental, technological, and other factors that may affect Xeris can be found in Xeris’ filings, including its most recently filed Annual Report on Form 10-K and subsequent filings with the U.S. Securities and Exchange Commission, the contents of which are not incorporated by reference into, nor do they form part of, this communication. The risks described herein and in Xeris’ U.S. Securities and Exchange Commission filings are not the only risks the Company faces. Additional risks and uncertainties not currently known to it or that it currently deems immaterial may also impact its business operations or financial results. Forward-looking statements in this communication are based on information available to management, as of the date of this communication and, while the Company believes its assumptions are reasonable, actual results may differ materially. Subject to any obligations under applicable law, the Company does not undertake any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations.

Investor and Media Contact
Cristi Barnett
Vice President, Investor Relations
ir@xerispharma.com

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Product revenue, net	$106,267	$74,063	$279,725	$199,573
Royalty, contract and other revenue	958	317	2,727	6,465
Total revenue	107,225	74,380	282,452	206,038
Costs and expenses:
Cost of goods sold	12,429	10,996	35,515	31,622
Research and development	11,058	7,483	30,510	23,291
Selling, general and administrative	64,108	46,459	178,287	134,870
Amortization of intangible assets	2,711	2,711	8,132	8,132
Total costs and expenses	90,306	67,649	252,444	197,915
Income from operations	16,919	6,731	30,008	8,123
Other expenses	(5,629)	(6,110)	(47,585)	(18,650)
Net income (loss) before benefit from income taxes	11,290	621	(17,577)	(10,527)
Income tax benefit (expense)	—	—	—	—
Net income (loss)	$11,290	$621	$(17,577)	$(10,527)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(1)	(1)	14	—
Comprehensive income (loss)	$11,289	$620	$(17,563)	$(10,527)

Net income (loss) per common share - basic	$0.06	$0.00	$(0.10)	$(0.07)
Net income (loss) per common share - diluted	$0.06	$0.00	$(0.10)	$(0.07)

Weighted average common shares outstanding:
Basic	180,941,748	163,649,932	174,800,967	158,559,467
Diluted	189,924,032	177,617,307	174,800,967	158,559,467

XERIS BIOPHARMA HOLDINGS, INC.
Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
GAAP Net income (loss)	$11,290	$621	$(17,577)	$(10,527)
Adjustments
Interest and other income	(827)	(1,158)	(3,484)	(3,281)
Interest expense	6,456	7,268	20,287	21,931
Depreciation and amortization	3,029	3,049	9,110	9,110
EBITDA	$19,948	$9,780	$8,336	$17,233
Adjustments
Share-based compensation (a)	10,802	7,643	26,008	17,094
Loss on debt extinguishment, net	—	—	30,782	—
Adjusted EBITDA	$30,750	$17,423	$65,126	$34,327

(a) Includes non-cash, stock-based compensation, net of forfeitures.

XERIS BIOPHARMA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2026	December 31, 2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$131,082	$111,042
Trade accounts receivable, net	68,596	51,050
Inventory, net	76,925	68,673
Prepaid expenses and other current assets	12,662	9,548
Total current assets	289,265	240,313
Property and equipment, net	4,638	4,945
Operating lease right-of-use assets	21,584	22,112
Goodwill	22,859	22,859
Intangible assets, net	79,946	88,078
Other assets	4,927	5,220
Total assets	$423,219	$383,527
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,040	$3,076
Current operating lease liabilities	6,349	6,232
Other accrued liabilities	47,366	33,155
Accrued trade discounts and rebates	51,028	43,253
Accrued returns reserve	17,674	18,969
Other current liabilities	4,022	4,889
Total current liabilities	134,479	109,574
Long-term debt, net of unamortized debt issuance costs	189,713	220,335
Non-current operating lease liabilities	30,004	31,531
Other liabilities	20,239	8,398
Total liabilities	374,435	369,838
Total stockholders’ equity	48,784	13,689
Total liabilities and stockholders’ equity	$423,219	$383,527